Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	S. Chaith Kondragunta, Director of Investor Relations Phone: (858) 202 7846

PETCO ANNOUNCES SHARE REPURCHASE PROGRAM

San Diego—March 16, 2006 — PETCO Animal Supplies, Inc. (Nasdaq: PETC) today announced that its Board of Directors has approved a share repurchase program under which it may begin purchasing up to $100 million of its outstanding common stock.

Under the program, the Company may purchase shares of common stock from time to time through open market and privately negotiated transactions at prices deemed appropriate by management. The number of shares to be purchased and the timing of purchases will be based on several factors, including the price of PETCO’s stock, general business and market conditions, and other investment opportunities. The repurchase program may be suspended or discontinued at any time.

James M. Myers, Chief Executive Officer of PETCO, said, “PETCO’s strong operating cash flow provides it with financial flexibility to fund its growth plans as well as to return value to shareholders through opportunistic share repurchases. We believe that the repurchase of PETCO shares represents an attractive investment opportunity that will benefit the Company and our shareholders.”

As of January 28, 2006, the Company had approximately 57.9 million shares of common stock outstanding.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of $2 billion in 2005. It operates 779 stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $28 million in support of more than 3,300 non-profit grassroots animal welfare organizations around the nation.

Forward-Looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements regarding implementation of a stock repurchase program and management’s assessment of that program. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include the ability to repurchase shares at prices deemed appropriate by management, performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations, remediation of any internal control deficiencies, outcome of existing litigation, dependence on senior management, and ability to realize on investments made in the business. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 29, 2005. PETCO disclaims any intent or obligation to update these forward-looking statements.